Exhibit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES IT IS NOW THE
THIRD LARGEST ORIGINATOR OF MULTI-FAMILY LOANS IN CALIFORNIA

Irvine, CA – February 20, 2004 – Commercial Capital Bancorp, Inc. (“CCBI” or the “Company”), (NASDAQ: “CCBI”), announced today that, according to data updated quarterly and just released by DataQuick Information Systems, the Company is now the 3rd largest originator of multi-family real estate loans in California. The results are based on multi-family loan originations funded during the 12-month period ended December 31, 2003. Previously, the Company ranked 4th for the 12-month period ended September 30, 2003.

CCBI, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and professionals. At December 31, 2003, CCBI was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing banking organization in California, based on percentage growth in total assets over the 36 months ended September 30, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, CA in the summer of 2004. On January 27, 2004, CCBI announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based banking institution with 15 branches and $2.7 billion of assets.

This press release may include forward-looking statements (related to each company’s plans, beliefs and goals), which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. CCBI undertakes no obligation to revise or publicly release any revision to these forward-looking statements.